Exhibit 10.1

CONFIDENTIAL

CERTAIN MATERIAL (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

BETWEEN

CYDEX PHARMACEUTICALS, INC.

AND

MEI PHARMA, INC.

DATED: September 28, 2012

TABLE OF EXHIBITS

Exhibit	Title	Page

A.	LICENSED PATENTS	A-1

i

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made this 28th day of September, 2012 (the “Effective Date”) between:

CYDEX PHARMACEUTICALS, INC., a Delaware corporation, with offices at 11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037) (“CyDex”); and

MEI PHARMA, INC., a Delaware corporation, with offices at 11975 El Camino Real, Suite 101, San Diego, California 92130 (“Company”).

RECITALS

WHEREAS, CyDex is engaged in the business of developing and commercializing novel drug delivery technologies designed to enhance the solubility and effectiveness of existing and development-stage drugs;

WHEREAS, CyDex is the exclusive supplier of Captisol®, a patented drug formulation system designed to enhance the solubility and stability of drugs;

WHEREAS, Company desires to obtain an exclusive license to use the Captisol® patented drug formulation system in connection with its development and commercialization of one or more Licensed Products (defined below) and CyDex is willing to grant such an exclusive license to Company under the terms and conditions set forth herein; and

WHEREAS, CyDex desires to sell Captisol® to Company, and Company desires to purchase Captisol® from CyDex, in accordance with the terms and conditions of that certain Supply Agreement between the parties of even date herewith (the “Supply Agreement”);

NOW, Therefore, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS.

For the purposes of this Agreement, the following terms shall have the meanings as defined below:

“Adverse Event” means any undesirable medical occurrence in a patient or clinical investigation subject administered Captisol or a Licensed Product (whether or not necessarily having a causal relationship with Captisol or a Licensed Product).

“Affiliate” means, with respect to any party, any entity controlling, controlled by, or under common control with such party, during and for such time as such control exists. For these purposes, “control” shall refer to the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of the relevant entity.

“Captisol” means sulfobutylether ß(beta) cyclodextrin, sodium salt. CyDex supplies such material under the Captisol® brand.

“Captisol Improvement” means any technology or improvement specifically related to the physical properties of Captisol, whether or not patentable, that is developed by Company or its Affiliates or Sublicensees, solely or jointly with a Third Party.

“Captisol Related Compound” means Captisol or any derivative, homolog analog of Captisol or any isomer, salt, hydrate, solvate, amide, ester, metabolite or product of any of the foregoing, including without limitation sulfobutylether g(gamma) cyclodextrin sodium salt.

“Captisol Data Package” means (i) all toxicology/safety and other relevant scientific safety data owned, licensed or developed by CyDex and its Affiliates relating to Captisol; (ii) all toxicology/safety and other relevant scientific data owned, licensed or developed by the licensees or sublicensees of CyDex or its Affiliates or other Third Parties (to the extent permitted in the applicable license or other agreements between CyDex and/or its Affiliates and such licensees, sublicensees or other Third Parties); and (iii) the open portion of the DMF for Captisol, in each case relating to Captisol alone (and not in conjunction with a product formulation).

“Claim” has the meaning specified in Section 10.1.

“Company Indemnitees” has the meaning specified in Section 10.1.

“Competing Product” shall mean any product an active pharmaceutical ingredient of which is a Compound and which is not marketed and sold by or under license from Company.

“Compound” means the proprietary Company isoflavone-based drug compound known as ME-143 (also known as NV-143) or the proprietary Company mitochondrial inhibitor drug compound known as ME-344, or any derivative, homolog, or analog of ME-143 or ME-344 or any isomer, salt, hydrate, solvate, amide, ester, metabolite, or prodrug of any of the foregoing.

“Confidential Information” has the meaning specified in Section 8.1.

“Contract Manufacturer” has the meaning specified in Section 2.4.

“CyDex Indemnitees” has the meaning specified in Section 10.2.

“Disclosing Party” has the meaning specified in Section 8.1.

“DMF” means a Drug Master File (or similar dossier filed with an equivalent regulatory body in another country) for Captisol, as filed as of the Effective Date, or as hereafter updated from time to time during the Term, by CyDex with the FDA (or equivalent regulatory body in another country).

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Field” means the entire field of prevention, diagnosis and treatment of all human and animal diseases and disorders with the exceptions of: (i) ocular treatment of any disease or condition with a formulation including a hormone; (ii) topical ocular treatment of inflammatory conditions; (iii) treatment and prophylaxis of fungal infections in humans; and (iv) any ocular treatment for retinal degeneration.

“First Commercial Sale” means the first sale for use or consumption by the general public of a Licensed Product in a particular country following Marketing Approval.

“Generic Captisol” [***]

“Generic Supplier” [***]

“IND” means an Investigational New Drug application, as defined in the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or similar application filed with an equivalent regulatory body in another country.

“Indemnified Party” has the meaning specified in Section 10.4.

“Indemnifying Party” has the meaning specified in Section 10.4.

“Licensed Patents” means all patents and patent applications in the Territory which cover Captisol and which now or at any time during the Term are owned by or licensed to CyDex or any CyDex Affiliate with the right to sublicense, including any and all extensions, renewals, continuations, substitutions, continuations-in-part, divisions, patents-of-addition, reissues, reexaminations and/or supplementary protection certificates to any such patents. Set forth in Exhibit A attached hereto is a list of the Licensed Patents as of the Effective Date. Such Exhibit A shall be updated by CyDex at least annually during the Term. CyDex shall designate for each Licensed Patent specified in Exhibit A whether such Licensed Patent is exclusively owned by CyDex, jointly owned by CyDex, or is licensed to CyDex by a Third Party, and in each case whether CyDex has the right to grant an exclusive license to Company hereunder (i.e. with respect to itself and any Third Party).

“Licensed Product” means (a) a Compound combined with or formulated using Captisol for ultimate use in humans in a dosage form/formulation, or (b) a pharmaceutical composition that includes a Compound and that is developed with the assistance of or incorporates any then-confidential component of the Captisol Data Package.

“Licensed Product Family” means one or more Licensed Products which are based on the same Compound(s) (or any isomers, salts, hydrates, solvates, amides, esters, metabolites, or prodrugs of the foregoing), irrespective of whether such Licensed Products contain different dosage forms, proportions or formulations of such Compound(s), utilize different inactive ingredients and/or are marketed for different indications. Notwithstanding the foregoing, a Licensed Product based on a Compound shall be deemed to be in a distinct Licensed Product Family from a Licensed Product based on the combination of the same relevant Compound with any other active pharmaceutical

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ingredient. As such, if Company develops one Licensed Product with ME-344 as the sole active ingredient with Captisol and also develops another Licensed Product with ME-344 in combination with another active ingredient with Captisol, then two distinct sets of milestone payments shall be potentially due under this Agreement, one for each of such two distinct Licensed Products.

“Losses” has the meaning set forth in Section 10.1.

“Major Market” means each of Japan, France, Germany, Italy, Spain, the United Kingdom and the United States of America.

“Marketing Approval” means final approval of an NDA by the FDA, or final approval of a comparable document filed with an equivalent health regulatory authority in any other country or in the European Union (using the centralized process or mutual recognition), including all required marketing, pricing or reimbursement approvals; provided, that if a First Commercial Sale has occurred in any country (or within any country within a region), it shall be conclusively deemed for purposes of this Agreement that all required marketing, pricing and reimbursement approvals in such country and in such (entire) region have been obtained.

“NDA” means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or similar application filed with an equivalent regulatory body in another country.

“Net Sales” means the gross amount invoiced by Company (including a Company Affiliate) or any Sublicensee thereof to unrelated Third Parties, excluding any Sublicensee, for a Licensed Product, less:

(i)	Trade, quantity and cash discounts allowed;

(ii)	Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced);

(iii)	Licensed Product returns and allowances;

(iv)	Administrative fees paid to group purchasing organizations (e.g., Medicare);

(v)	[***]

(vi)	Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced; and

(vii)	Any tax imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced.

Such amounts shall be determined from the books and records of Company and its Affiliates and Sublicensees, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, similar

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accounting principles, consistently applied. Company further agrees in determining such amounts, it shall use Company’s then current standard procedures and methodology, including Company’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

“Notice of Termination” has the meaning specified in Section 13.3.

“Phase II Clinical Trial” means any human clinical trial of a Licensed Product conducted for purposes of preliminary determination of efficacy and/or preliminary establishment of appropriate dosage ranges for efficacy and safety in patients, as described under 21 C.F.R. §312.21(b) (as hereafter modified or amended) and any of its foreign equivalents.

“Phase III Clinical Trial” means any human clinical trial to confirm with statistical significance the efficacy and safety of a Licensed Product, as described under 21 C.F.R. §312.21(c) (as hereafter modified or amended) and any of its foreign equivalents. For avoidance of doubt: any pivotal trial shall be deemed to be a Phase III Clinical Trial.

“Pfizer” has the meaning specified in Section 8.5.

“Quality Agreement” means any document developed, approved, and updated between CyDex and Company that sets forth the quality expectations, responsibilities, rights (including, as applicable and agreed upon, audit requirements) and requirements relating to the manufacture and supply of Captisol. Such agreement may be amended from time to time by written agreement between the parties.

“Receiving Party” has the meaning specified in Section 8.1.

“Safety Agreement” has the meaning specified in Section 7.4.

“SEC” means the United States Securities and Exchange Commission.

“Study” has the meaning specified in Section 6.2.

“Sublicensees” has the meaning specified in Section 2.3.

“Term” has the meaning specified in Section 13.1.

“Territory” means the entire world.

“Third Party” means any person or entity or authority other than CyDex or Company or an Affiliate of either of them.

“Third Party Infringement” has the meaning specified in Section 12.3.

“Third Party Manufacturer” has the meaning specified in Section 2.3 of the Supply Agreement.

“Upstream Licensor has the meaning specified in Section 2.6.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“Valid Claim” means a claim which, but for the license granted hereunder, would be infringed by Company’s use, manufacture or sale of a Licensed Product in a country in the Territory, and which is covered by an issued and unexpired patent in such country included within the Licensed Patents which has not been held invalid or unenforceable by a decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid, canceled or unenforceable by the owner through re-issue, re-examination or disclaimer, opposition procedure, nullity suit, or otherwise or is not enforceable by virtue of applicable law in such country.

2. GRANT OF RIGHTS.

2.1 License Grants from CyDex to Company.

(a) Licensed Patents. Subject to the terms and conditions of this Agreement, including but not limited to payment of the amounts set forth in Section 4.1 below, CyDex hereby grants to Company an exclusive (even as against CyDex and its Affiliates), nontransferable (except with respect to the assignment provision in Section 14.15) limited license during the Term under the Licensed Patents, solely to make, have made (pursuant to Section 2.4), use, sell, offer for sale and import the Licensed Products in the Territory in and for the Field. (No license, exclusive or nonexclusive, is granted hereunder under the Licensed Patents, except to so make, have made, use, sell, offer for sale and import the Licensed Products in the Territory in and for the Field.) Notwithstanding the foregoing, to the extent that any Licensed Patents are licensed to CyDex or its Affiliates by a Third Party on a non-exclusive basis, the license granted to Company in the foregoing sentence shall be exclusive as to CyDex and its Affiliates and non-exclusive as to any Third Party. For clarity, as CyDex is unable to grant Company any rights that it does not have, in the event that CyDex obtains a non-exclusive license from a Third Party for intellectual property necessary for Company to perform its obligations hereunder, then CyDex shall pass on such rights to Company hereunder via a license that grants rights that are non-exclusive with respect to Third Parties but that is exclusive with respect to CyDex and its Affiliates. Company may not make, use, sell, offer for sale, or import the Licensed Products for any other purposes than those granted to it in this Agreement. Company may not sublicense the Licensed Patents, except as expressly set forth in Sections 2.3 and 2.4 below.

(b) Captisol Data Package. Subject to the terms and conditions of this Agreement, CyDex hereby grants to Company an exclusive (even as against CyDex and its Affiliates), nontransferable (except with respect to the assignment provision in Section 14.15) license during the Term under CyDex’s rights in and to the Captisol Data Package, solely to make, have made, use, sell, offer for sale and import the Licensed Products in the Territory in and for the Field. CyDex shall make its personnel reasonably available to Company and its Contract Manufacturers to respond to informational inquiries and provide technical assistance related to the Captisol Data Package. Company may sublicense its rights in and to the Captisol Data Package, as expressly set forth in Sections 2.3 and 2.4 below

(c) Scope of Licenses. CyDex grants no licenses or rights to use other than as expressly set forth herein. Without limiting the generality of the foregoing, CyDex grants no rights to Company to manufacture, import, sell or offer for sale bulk Captisol; provided, however, that Company may provide Captisol to bona fide collaborators in order to help Company to make, have made (pursuant to Section 2.4), use, sell, offer for sale or import the Licensed Products in the Territory in the Field. Licensee acknowledges that not all rights of CyDex related to Captisol are included within the rights licensed hereunder, given that CyDex shall supply Company’s requirements of Captisol for the Licensed Products. Company shall not attempt to reverse engineer, deconstruct or in any way determine the structure or composition of Captisol except as and to the extent reasonably required to determine an optimal formulation of the Licensed Product, and such structure and composition of Captisol (as and if so determined) shall be considered Confidential Information of CyDex; [***] CyDex shall not be liable to Company for violation of Company’s exclusive rights hereunder by parties which are not Affiliates or licensees of CyDex except to the extent CyDex has contributed to such violation. Company acknowledges and agrees that except as is expressly set forth in this Agreement (i) CyDex shall not be required to obtain or maintain patent rights in the Territory for the Licensed Patents, (ii) CyDex shall not be restricted in making sales of Captisol or, except as provided herein for the Licensed Products and/or Competing Products, licensing rights to other parties, and (iii) CyDex does not warrant or indemnify Licensee or its Affiliates and Sublicensees against the Licensed Products infringing Third Party rights.

2.2 Grant of License from Company to CyDex. Company hereby grants to CyDex a nonexclusive, transferable, perpetual, worldwide and royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensees), under Company’s and its Affiliates’ and Sublicensees’ rights in and to Captisol Improvements to develop, make, have made, use, market, distribute, import, sell and offer for sale Captisol, any Captisol Improvement and products formulated with Captisol or any Captisol Improvement (other than the Licensed Products in the Field). If during the Term any of (a) Company, (b) Affiliates to whom Company has provided rights under the licenses granted to Company by CyDex pursuant to Section 2.1, or (c) Sublicensees pursuant to the practice of their respective sublicenses from Company under Section 2.3, file any patent application claiming any Captisol Improvement anywhere in the world, CyDex shall be deemed automatically to have a nonexclusive, transferable, perpetual, worldwide and royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensees), under the claims relating specifically to any Captisol Improvement to make, have made, use, market, distribute, import, sell, and offer for sale Captisol. Company shall provide prompt notice of any Captisol Improvement.

2.3 Sublicensing. Company shall have the right to grant sublicenses (through one or more tiers of sublicenses) to its Affiliates and licensees of the Licensed Products (collectively “Sublicensees”) under the licenses granted to Company pursuant to Section 2.1; provided, however, Company warrants and shall procure, as a condition precedent thereto, that each such Sublicensee shall first be advised of the restrictions set forth in this Agreement with respect to the transfer of the rights sublicensed to such Sublicensee and such Sublicensee shall enter into an agreement with Company (with CyDex named as an intended third-party beneficiary) pursuant to which such Sublicensee shall acknowledge and agree to observe and be bound by the applicable restrictions set forth in this Agreement. Other than as specifically provided in this Section 2.3 and Section 2.4, Company shall not have the right to grant sublicenses to any Third Party under the licenses granted pursuant to Section 2.1. Company shall ensure that all of its Sublicensees shall comply with the

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terms and conditions of this Agreement and Company shall be and remain fully responsible for the compliance by such Sublicensees with the terms and conditions of this Agreement as if such Sublicensees were Company hereunder.

2.4 Contracting. Company may manufacture the Licensed Products (but not the bulk Captisol) or contract the manufacture of the Licensed Products (but not the manufacture of bulk Captisol) with Third Party manufacturers (collectively “Contract Manufacturers”). To the extent necessary to engage a Contract Manufacturer for a Licensed Product, Company shall be permitted under this Agreement to grant any such Contract Manufacturer a sublicense under the licenses granted to Company pursuant to Section 2.1 solely for such purposes; provided, however, Company warrants and shall procure, as a condition precedent thereto, that (a) any such Contract Manufacturer shall first be advised of the restrictions set forth in this Agreement with respect to the transfer of the rights licensed to Company and its Sublicensees hereunder and (b) any such Contract Manufacturer shall enter into an agreement with Company pursuant to which such Contract Manufacturer shall acknowledge and agree to observe and be bound by the applicable restrictions set forth in this Agreement. Company shall ensure that all of its Contract Manufacturers shall comply with the terms and conditions of this Agreement and shall remain fully responsible for the compliance by such Contract Manufacturers with the terms and conditions of this Agreement as if such Contract Manufacturers were Company hereunder.

2.5 Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by CyDex to Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that Company, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Company to CyDex are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that, as a licensee of such rights under this Agreement, CyDex shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

2.6 Compliance with Upstream Licenses. CyDex shall be solely responsible for paying directly to any and all Third Parties having rights in any of the Licensed Patents and/or Captisol Data Package (each an “Upstream Licensor”) any royalties or other amounts due to such Upstream Licensors as a result of Company exercising its rights hereunder. In addition, CyDex represents and warrants that it is not in breach of any of its obligations to such Upstream Licensors and covenants that it shall maintain its rights under and shall comply with the terms of its agreements with such Upstream Licensors throughout the Term. Furthermore, CyDex represents and warrants that it shall not amend, modify or supplement the terms of, or waive any rights under any such agreements if the same would have the effect of limiting or further restricting Company’s rights or expanding Company’s obligations hereunder.

2.7 Negative Covenants by CyDex.

(a) During the Term (on a country-by-country basis), neither CyDex nor any of its Affiliates shall directly themselves, nor provide any Third Party any assistance whatsoever, nor grant any Third Party any right or license under any of the Licensed Patents to, research, develop, modify, make, have made, import, export, use, promote, market, distribute, package, offer for sale, sell, or otherwise commercially exploit Licensed Products or any Competing Products.

(b) During the Term (on a country-by-country basis), neither CyDex nor any of its Affiliates shall supply Captisol or a Captisol Related Compound to any Third Party (other than a Company designee) which it knows or should know will use it for a Licensed Product or a Competing Product. If during the Term (on a country-by-country basis), any such Third Party, or any other Third Party that acquires any Captisol Related Compound, utilizes such Captisol Related Compound in a Licensed Product or Competing Product, CyDex shall immediately cease and cause its Affiliates and any other Third Party to immediately cease supplying any Captisol Related Products to the offending Third Party for the duration of the Term or until (if sooner) assurances reasonably satisfactory to Company that the infringing use has ended and will not resume have been obtained.

(c) During the Term, neither CyDex nor any of its Affiliates shall sue or threaten to sue, or take any similar action against, or aid, abet or enable any Third Party to sue, threaten to sue or take any similar action against, Company, or any Sublicensees, or any of their respective Affiliates, or any customers or end-users of any Licensed Products, claiming that the manufacture, use, sale, offer for sale or importation of any Licensed Product infringes any Captisol-related patents or patent applications owned, licensed, sublicensed or otherwise controlled by, now or in the future, CyDex or any of its Affiliates.

3. MANUFACTURE AND SUPPLY OF CAPTISOL.

The provisions of the Supply Agreement and any related Quality Agreement shall govern the manufacture and supply of Captisol for use in the formulation of the Licensed Products. Company acknowledges and agrees that, pursuant to the Supply Agreement, CyDex is the exclusive manufacturer of Captisol for Company and its Affiliates and Sublicensees and nothing set forth herein shall be deemed to grant Company or its Affiliates or Sublicensees the right to manufacture Captisol nor the right to contract the manufacture of Captisol to a Third Party except as provided in Section 3.8(d) of the Supply Agreement.

4. COMPENSATION.

4.1 Payments and Royalties for Licenses.

(a) One-Time Fee. Company shall forthwith pay to CyDex a [***] one-time fee of [***] in partial consideration of the rights granted to Company under this Agreement which shall be due fifteen (15) days after the Effective Date. [***]

(b) Milestone Payments. Within 14 days following the occurrence of each and any of the milestone events listed below, Company shall provide written notice to CyDex of the achievement of such milestone event, and within 21 days of the occurrence of such milestone event, pay to CyDex the applicable non-refundable milestone fee listed next to such event in further consideration of the rights granted Company hereunder. If for any respective Licensed Product

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Family, milestone (iv), (vi) or (viii) is achieved before any or all of milestones (i), (ii) and (iii) have been actually achieved, then any and all of milestones (i), (ii) and (iii) which were not previously actually achieved for such Licensed Product Family shall be deemed to have thereby been achieved for such Licensed Product Family, and the milestone payments for such deemed-achieved milestones shall also be payable within such 21 days.

	MILESTONE	MILESTONE PAYMENT
(i)	Upon dosing of the first patient in the first [***] Clinical Trial by Company or under rights from Company for a Licensed Product in a Licensed Product Family*	[	***]
(ii)	Upon dosing of the first patient in the first [***] Clinical Trial by Company or under rights from Company for a Licensed Product in a Licensed Product Family*	[	***]
(iii)	Upon submission of a NDA to the FDA for a Licensed Product in a Licensed Product Family*	[	***]
(iv)	Upon receipt of Marketing Approval from the FDA for the first indication of a Licensed Product in a Licensed Product Family*	[	***]
(v)	Upon receipt of Marketing Approval from the FDA for each additional indication of a Licensed Product in a Licensed Product Family	[	***]
(vi)	Upon receipt of Marketing Approval in the EU for the first indication of a Licensed Product in a Licensed Product Family*	[	***]
(vii)	Upon receipt of Marketing Approval in the EU for each additional indication of a Licensed Product in a Licensed Product Family	[	***]
(viii)	Upon receipt of Marketing Approval in Japan for the first indication of a Licensed Product in a Licensed Product Family*	[	***]
(ix)	Upon receipt of Marketing Approval in Japan for each additional indication of a Licensed Product in a Licensed Product Family	[	***]

*	such milestone shall only be payable once per Licensed Product Family.

(c) Royalties.

(i) In addition to amounts payable pursuant to Sections 4.1(a) and 4.1(b) above, Company shall make royalty payments to CyDex on a calendar quarterly basis in an amount equal to [***] of the applicable Net Sales during such quarter, as determined for each Licensed Product. Provided that for the duration of any period in the Term in which (a) [***]

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(ii) The royalty shall be reduced with respect to Net Sales in a particular country by deducting (a) 50% of any and all royalties paid by Company, its Affiliates and/or Sublicensees to any Third Party for any additional solubility technology that is incorporated in a Licensed Product in such country, up to a maximum reduction of 50% in the aggregate of the royalty owing for Net Sales in such country; (b) 100% of any and all royalties paid for any license that the parties mutually determine in good faith would be prudent to obtain given the potential to resolve or avoid any claims that Captisol, or specifically the Captisol element of a Licensed Product infringes or misappropriates the intellectual property rights of any Third Party in such country; and (c) any final, unappealed judgment awarded against Company, its Affiliates or Sublicensees for damages for infringement of Third Party intellectual property rights with respect to making, having made, using, selling, offering for sale or importing Captisol, or specifically the Captisol element of a Licensed Product in such country. Company shall use commercially reasonable efforts to minimize any such royalties or other payments to Third Parties on account of sales of Licensed Products hereunder.

(iii) In the event that a Licensed Product is commercialized in combination with one or more products which are themselves not Licensed Products under this Agreement for a single price, the Net Sales for such Licensed Product shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product and B is the fair market value of the other product(s) in the combination sale. If the fair market value for any product sold in combination with a Licensed Product cannot be reasonably determined, the price attributed to such product shall be based on the relative cost of goods for such product, as determined in accordance with U.S. GAAP.

(iv) All royalties payable to CyDex pursuant to Section 4.1(c) shall be due and payable within [***] after the conclusion of each calendar quarter, provided that within [***] after the conclusion of each Company fiscal year Company may provide notice to CyDex of any adjustments necessary to account for any royalties which were overpaid or underpaid for such prior fiscal year’s calendar quarters (as determined from Company’s end of fiscal year external audit), and the parties shall promptly true-up for any such adjustments which are mutually determined to be correct.

In establishing the royalty structure hereunder, the parties recognize, and Company acknowledges, the substantial value of the various obligations being undertaken by CyDex under this Agreement, in addition to the grant of the licenses under the Captisol Data Package as well as under the Licensed Patents, to enable the rapid and effective market introduction of the Licensed Products. The parties have agreed to the payment structure set forth herein as a convenient and fair mechanism to compensate CyDex for these obligations.

4.2 Taxes. All amounts due hereunder exclude all applicable withholding, sales, use, and other taxes and duties, and Company shall be responsible for payment of all such taxes (other than taxes based on CyDex’s income) and duties and any related penalties and interest, arising from the payment of amounts due under this Agreement. The parties agree to cooperate with one another and use commercially reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Company to CyDex under this Agreement. To the extent Company is required to withhold taxes on any payment to CyDex,

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Company shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to CyDex official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as CyDex may reasonably request, to establish that such taxes have been paid. CyDex shall provide Company any tax forms that may be reasonably necessary in order for Company to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. CyDex shall use commercially reasonable efforts to provide any such tax forms to Company at least 45 days before the due date for any payment for which CyDex desires that Company apply a reduced withholding rate. Each party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the party bearing such withholding tax or value added tax. CyDex shall indemnify and hold Company harmless from and against any penalties, interest or other tax liability arising from any failure by Company (at the express request of CyDex) to withhold or by Company reduction (at the express request of CyDex) in its withholding.

4.3 Payments. Payments that are not made when due hereunder shall accrue interest, from due date until paid, at an annual interest rate equal to the prime rate, as reported in The Wall Street Journal, Eastern U.S. Edition, on the date such payment is due, plus an additional 200 basis points (2%). All amounts due hereunder are stated in, and shall be paid in, U.S. Dollars.

5. RECORDS; REPORTS; AUDIT.

5.1 Records. During the Term and for a period of three years thereafter, Company shall, and shall require its Affiliates and Sublicensees to, maintain accurate records relating to Net Sales of the Licensed Products and clinical study subject enrollment for Studies.

5.2 Reports.

(a) Quarterly Financial Reports. Within 45 days following the conclusion of each calendar quarter during the Term, Company shall provide CyDex with a written report with respect to such calendar quarter that sets forth sales of the Licensed Products in the Territory during such calendar quarter. Such report shall include Net Sales and royalties due for each Licensed Product. Within 90 days after the conclusion of each Company fiscal year Company may provide notice to CyDex of any adjustments necessary to such reports and any royalties which were overpaid or underpaid for such prior fiscal year’s calendar quarters (as determined from Company’s end of fiscal year external audit) shall be adjusted in accordance with Section 4.1(c)(iv).

(b) Annual Milestone Reports. By November 1st of each calendar year during the Term, Company shall provide CyDex with written reports that describe in reasonable detail Company’s progress made toward achievement of the milestones specified in Section 4.1(b) above during such calendar year and set forth such other information regarding Captisol as mutually agreed upon by the parties. Company shall also provide quarterly updates regarding any significant changes to the expected completion of any such milestones outlined in the annual report.

5.3 Audit. Upon at least 14 days advance written notice by CyDex, Company shall permit CyDex’s independent, Third Party certified public accountant, reasonably acceptable to Company, to have access during normal business hours to such of the records of Company as may be reasonably necessary to verify the royalty reports under Section 5.2(a) in respect of any calendar year ending not more than 36 months before the date of such request. Except as described in the next paragraph, all such audits shall be conducted at the expense of CyDex and not more than once in each calendar year and not more than once for each audited period. In the event such accountant concludes that additional payments of any kind as required by this Agreement were owed to CyDex during such period, the additional amounts shall be paid within 30 days of the date CyDex delivers to Company such accountant’s written report so concluding unless Company disputes the results of such audit in accordance with Section 14.3. The fees charged by such accountant shall be paid by CyDex, unless the audit discloses that the amounts payable by Company for the audited period are more than [***] of the amounts actually paid for such period and more than [***] in which case Company shall pay the reasonable fees and expenses charged by the accountant (pending the results of any dispute initiated by either party pursuant to Section 14.3 with respect to the same). In the event such accountant concludes that there was an overpayment by Company to CyDex during such period, at Company’s option, the overpayment shall be (i) credited against future amounts due from Company, or (ii) paid by CyDex to Company within 30 days of the date of the written report. The independent certified public accountant shall keep confidential any information obtained during such inspection in accordance with the provisions set forth in Section 8 hereof and shall report to CyDex and Company only the amounts of Net Sales and royalties due and payable. The parties agree that all information subject to review under this Section 5.3 or under any sublicense agreement is the Confidential Information of Company and that CyDex shall cause its accountant to retain all such information in confidence.

6. DEVELOPMENT AND COMMERCIALIZATION BY COMPANY.

6.1 Costs and Expenses. Company shall be solely responsible for all costs and expenses related to its development and commercialization of the Licensed Products, including without limitation costs and expenses associated with all preclinical activities and clinical trials, and all regulatory filings and proceedings relating to the Licensed Products.

6.2 In Vivo Studies. If Company wishes to conduct any in vivo study (preclinical or clinical, in animals or in humans, each a “Study”) of a Licensed Product utilizing Captisol, the following provisions shall apply:

(a) Dosing. Company shall not exceed the maximum allowable dosing levels of Captisol specified in CyDex’s then-current clinical dosing matrix (which shall be provided by CyDex to Company from time to time) without the written consent of CyDex.

(b) Compliance with Laws. Company represents and warrants that each Study shall be performed in accordance with all applicable laws, regulations and requirements. Company shall provide or cause to be provided all appropriate warnings to participants enrolled in each Study and obtain or cause to be obtained appropriate documentation of informed consent from all participants in each such Study.

(c) Adverse Events. Company agrees to immediately inform CyDex if any adverse effects are observed and ascribed to Captisol in any Study in accordance with Section 7.3 hereof. To accurately track adverse events and preserve the validity of each Study preceding the First Commercial Launch of the applicable Licensed Product, subject to Company’s additional rights under the Supply Agreement, Company shall only use Captisol supplied by CyDex for each such Study preceding the First Commercial Launch of the applicable Licensed Product conducted under

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the scope of this Agreement, and, subject to Company’s additional rights under the Supply Agreement, shall not use any other cyclodextrin product supplied by a Third Party.

(d) Reporting and Study Data. Within three months after receipt of the final Study report for a Study, Company shall provide to CyDex a summary of the data and results of each Study that pertain solely to Captisol, and subject to Section 8, Company hereby grants to CyDex a non-exclusive, royalty-free license (with the right to sublicense) to use and disclose such data solely as necessary for regulatory purposes, including without limitation to update the DMF for Captisol.

(e) Responsibility. Company has the freedom to formulate and design each Study, and (as between Company and CyDex) Company is solely responsible for executing each Study; and so it is reasonable that, and the parties agree that, Company shall be solely responsible therefor and for any effects or consequences of the formulation, design and execution of each Study.

6.3 Right of Reference. Company shall have the right to reference the DMF solely in connection with Company’s regulatory filings (including INDs, NDAs, etc.) submitted in connection with obtaining Marketing Approval for a Licensed Product. CyDex shall use commercially reasonable efforts to keep its DMF in good standing throughout the Term.

6.4 Access to Company’s Data. CyDex shall have the right to reference and utilize all toxicology/safety and other relevant scientific data developed on Captisol alone (and not in conjunction with a Licensed Product) by Company, its Sublicensees or Affiliates, at no cost to CyDex. Upon request by CyDex, Company shall either provide CyDex, at CyDex’s sole expense, with a copy of all such data or shall make such data accessible to CyDex at times and locations reasonably agreeable to CyDex and Company subject to the provisions of Section 8.

7. REGULATORY MATTERS.

7.1 Captisol Information Submitted for Regulatory Review. Except as otherwise set forth herein, Company shall be solely responsible for all communications with regulatory agencies in connection with the Licensed Products, provided CyDex shall reasonably cooperate with Company with respect to any interactions with regulatory authorities concerning Captisol. Company shall provide CyDex with copies of the portions of all regulatory submissions containing Captisol data alone (and not in conjunction with any Licensed Product) 14 days before submission and shall allow CyDex to review and comment upon said submissions. The contents of each such submission shall be deemed to be Confidential Information of Company, subject to the terms and provisions of Section 8 below. Company shall promptly inform CyDex of meetings with the FDA (or other regulatory agencies in the Territory) regarding Captisol. If Company submits written responses to the FDA that include data on Captisol alone, CyDex shall be permitted to review such written materials 14 days before submission. If CyDex reasonably objects to the contents of such written responses relating to Captisol, the parties agree to cooperate in working toward a reasonable and mutually agreeable response; provided, however, that Company shall be entitled to in good faith make the final determination as to the contents of any such materials.

7.2 Material Safety. CyDex shall provide Company, in writing, from time to time, with (a) relevant material information currently known to it regarding handling precautions, toxicity and hazards with respect to Captisol, and (b) the then-current material safety data sheet for Captisol. Notwithstanding the foregoing or anything in this Agreement to the contrary, Company is solely responsible for (i) use of all documentation provided by CyDex, including without limitation, use in any regulatory submission to the FDA or any other regulatory agency in the Territory, (ii) document control and retention, and (iii) determining the suitability of any documentation provided by CyDex hereunder for use in any regulatory submission.

7.3 Adverse Event Reporting. Company shall adhere, and shall require that its Affiliates, Sublicensees, co-marketers and distributors adhere, to all requirements of applicable law and regulations that relate to the reporting and investigation of any adverse event, including without limitation an unfavorable and unintended diagnosis, symptom, sign (including an abnormal laboratory finding), syndrome or disease, whether or not considered Captisol or Licensed Product-related, which occurs or worsens following administration of Captisol or Licensed Product. Each party shall provide the other with copies of all reports it obtains (either directly or through any Sublicensee or licensee) of any adverse event which is serious (e.g., any such adverse event involving Captisol or the Licensed Product that results in death, is life-threatening, requires or prolongs inpatient hospitalization, results in disability, congenital anomaly or is medically important (i.e., may require other medical or surgical intervention to prevent other serious criteria from occurring)) which such party has reason to believe are associated with Captisol within 14 days following (i) submission of any such report to any regulatory agency, or (ii) receipt from such party’s Sublicensee, licensee, co-marketer or distributor of any such report to any regulatory agency. Company shall also advise CyDex regarding any proposed labeling or registration dossier changes affecting Captisol. Reports from Company shall be delivered to the attention of Chief Scientific Officer, CyDex, with a copy to Chief Executive Officer, CyDex, at the address set forth in Section 14.7. The parties shall mutually cooperate with regard to investigation of any such serious adverse event, whether experienced by Company, CyDex or any other Affiliate, Sublicensee, sublicensee, co-marketer or distributor of CyDex or Company.

7.4 Safety Agreement. Upon request by Company, CyDex shall negotiate in good faith a separate safety agreement (the “Safety Agreement”), for each proposed Licensed Product, at least 120 days before submission of an IND related to such proposed Licensed Product (or, for any proposed Licensed Products for which the IND was submitted before the Effective Date, then as soon as practicable after the Effective Date). The Safety Agreement would be anticipated to provide details related to the management of serious Adverse Events that occur during clinical trials, including safety issues rising from pre-clinical research and other safety and reporting practices and procedures, detailing obligations related to the development and commercialization of the Licensed Product in compliance with all applicable laws, rules, and regulations.

8. CONFIDENTIALITY.

8.1 Definition. Company and CyDex each recognizes that during the Term, it may be necessary for a party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to the other party (the “Receiving Party”) that is highly valuable, the disclosure of which would be highly prejudicial to such party. The disclosure and use of Confidential Information shall be governed by the provisions of this Section 8. Neither Company nor CyDex nor their Affiliates shall use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information disclosed by the Disclosing Party to the Receiving Party and which reasonably ought to have been understood to be confidential and/or non-public information at the time disclosed to the Receiving Party, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally to the Receiving Party is declared to be confidential by the Disclosing Party and is so confirmed in a writing delivered to the Receiving Party within 30 days of such oral disclosure, including but not limited to product specifications, data, know-how, formulations, product concepts, sample materials, business and technical information, financial data, batch records, trade secrets, processes, techniques, algorithms, programs, designs, drawings, and any other information related to a party’s present or future products, sales, suppliers, customers, employees, investors or business. Without limiting the generality of the foregoing, CyDex’s Confidential Information includes all materials provided as part of the Captisol Data Package.

8.2 Obligation. CyDex and Company agree that they will disclose the other party’s Confidential Information to its own (or its 100% stockholder’s, or with respect to Company, its Sublicensees’) officers, employees, consultants and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Except as set forth in the foregoing sentence, neither party shall disclose Confidential Information of the other to any Third Party without the other’s prior written consent; provided, however, consent shall not be required to the extent such Confidential Information is disclosed for diligence purposes to Company’s potential Sublicensees, sources of funding or acquirers of any or all of the Company’s assets to which this Agreement relates. In all events, however, any and all disclosure to a Third Party shall be pursuant to the terms of a non-disclosure/nonuse agreement no less restrictive than this Section 8. The party which disclosed Confidential Information of the other to any Third Party or Affiliate shall be responsible and liable for any disclosure or use by such Third Party or Affiliate (or its disclosees) which would have violated this Agreement if committed by the party itself. Neither party shall use Confidential Information of the other except as expressly allowed by and for the purposes of this Agreement. Each party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Upon expiration or termination of this Agreement, each party, upon the other’s request, shall return or destroy (at disclosing party’s discretion) all the Confidential Information disclosed to the other party pursuant to this Agreement, including all copies and extracts of documents, within 60 days of the request, except for one copy which may be retained in its confidential files for archive purposes.

8.3 Exceptions. The use and non-disclosure obligations set forth in this Section 8 shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by competent evidence:

(a) at the time of disclosure is in the public domain;

(b) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees;

(c) at the time of disclosure is already in the Receiving Party’s possession, and such prior possession can be properly demonstrated by the Receiving Party, with the exception of Confidential Information exchanged between parties before the execution of this Agreement;

(d) is made available to the Receiving Party by an independent Third Party without obligation of confidentiality; provided, however, that to the Receiving Party’s knowledge,

such information was not obtained by said Third Party, directly or indirectly, from the Disclosing Party hereunder; or

(e) is independently developed by an employee of the Receiving Party not accessing or utilizing the Disclosing Party’s information.

In addition, the Receiving Party may disclose information that is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency including but not limited to, regulations of the SEC or in the course of arbitration or litigation; provided, however, that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and use commercially reasonable efforts to obtain, or to assist the Disclosing Party in obtaining, a protective order or confidential-treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

8.4 Injunction. Each party agrees that should it breach or threaten to breach any provisions of this Section 8, the Disclosing Party will suffer irreparable damages and its remedy at law will be inadequate. Upon any breach or threatened breach by the Receiving Party of this Section 8, the Disclosing Party shall be entitled to seek temporary, preliminary and/or permanent injunctive relief in addition to any other remedy which it may have, without need to post any bond or security, in addition to any and all other legal and equitable rights and remedies available to the Disclosing Party.

8.5 Third Party Information.

(a) Company acknowledges that CyDex’s Confidential Information and DMF include information developed by Pfizer, Inc. (“Pfizer”) that is confidential to both CyDex and Pfizer. Only to the extent that confidential information of Pfizer is disclosed to Company hereunder, and only as required by CyDex’s pre-existing contractual obligations to Pfizer, then Pfizer is a limited third party beneficiary of only this Section 8 of this Agreement and may seek remedies pursuant to it, but only in accordance with its terms.

(b) Both parties agree not to disclose to the other party any Confidential Information of a Third Party which is in the possession of such party, unless the other party has given an express prior written consent (which specifies the owner of such Confidential Information) to receive such particular Confidential Information.

8.6 Public Announcements. The parties shall mutually agree on any press release to be issued upon execution of this Agreement. Neither party shall make any subsequent public announcement concerning this Agreement or the terms hereof not previously made public without the prior written approval of the other party with regard to the form, content, and precise timing of such announcement, except as may be required to be made by either party in order to comply with applicable law, regulations, court orders, or tax, securities filings, financing arrangements, acquisitions, or sublicenses. Such consent shall not be unreasonably withheld or delayed by such other party. Before any such public announcement, the party wishing to make the announcement shall submit a draft of the proposed announcement to the other party in sufficient time to enable such other party to consider and comment thereon. In addition, Company shall not, without at least 14 days’ prior written notice to CyDex (except to the extent such a notice period would not be allowed due to an affirmative requirement of applicable law for immediate disclosure to governmental authorities), state or suggest orally or in writing to any governmental authorities, physicians or other Third Parties that Captisol (sulfobutylether ß cyclodextrin) has any safety or efficacy issues or that any Adverse Event was due to Captisol. Upon providing such notice, Company shall not be required to provide any additional notices to CyDex for any subsequent statements (oral or written) concerning the same issue. Similarly, CyDex shall not, without at least 14 days’ prior written notice to Company (except to the extent such a notice period would not be allowed due to an affirmative requirement of applicable law for immediate disclosure to governmental authorities), state or suggest orally or in writing to any governmental authorities, physicians or other Third Parties that a Compound or Licensed Product has any safety or efficacy issues or that any Adverse Event was due to a Compound or a Licensed Product. Upon providing such notice, CyDex shall not be required to provide any additional notices to Company for any subsequent statements (oral or written) concerning the same issue.

9. REPRESENTATIONS AND WARRANTIES.

9.1 Mutual Representations and Warranties. Each party represents and warrants to the other that, as of the Effective Date:

(a) it is a corporation duly organized and validly existing under the laws of the state or country of its incorporation;

(b) it has the full power and right to enter into this Agreement and to perform its obligations hereunder;

(c) this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity;

(d) the execution, delivery and performance of this Agreement by such party do not conflict with any agreement, instrument or understanding, oral or written, to which such party is a party or by which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over such party;

(e) all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such party in connection with the execution and delivery of this Agreement have been obtained;

(f) no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such party for any commission, fee or other compensation as a finder or broker because of any act by such party or its agents, or, with respect to Company, because of any act by its Affiliates or Sublicensees; and

(g) it has not entered into any agreement with any Third Party that is in conflict with the rights granted to the other party pursuant to this Agreement.

9.2 CyDex Representations and Warranties. CyDex hereby represents and warrants to Company as follows:

(a) that it has no knowledge of any unsettled past or current, and has not received notice of any threatened, patent, trade secret or other intellectual property dispute with any Third Party that actually or is reasonably likely to have a material adverse effect on the Licensed Patents or Captisol Data Package;

(b) the Licensed Patents are not subject to any outstanding injunction, judgment order, ruling or charge and CyDex knows of no pending or threatened claim or action which challenges the validity, legality, enforceability or use of the Licensed Patents or Captisol Data Package;

(c) CyDex has the full right, power and authority to grant all of the licenses granted to Company under this Agreement;

(d) as of the Effective Date, CyDex has not granted to any Third Party any license to any of the Licensed Patents or Captisol Data Package which conflicts with the exclusive license hereunder;

(e) through the Effective Date CyDex has filed and maintained with the appropriate regulatory authorities in the Territory all permits, licenses, regulatory filings (including the DMF) and approvals related to Captisol and the manufacture and sale thereof, necessary for CyDex to carry out its obligations and for Company to exercise its rights under this Agreement and the Supply Agreement, except where the failure to so file and maintain does not have and would not reasonably be expected to have a material adverse effect on (i) CyDex and/or its ability to supply Captisol and/or (ii) Company and/or its ability to obtain Captisol and/or exploit Licensed Products;

(f) all information provided pursuant to Section 7.2, in Exhibit A hereof and Exhibit B of the Supply Agreement and as a part of the Captisol Data Package shall to CyDex’s knowledge be complete and accurate; and

(g) CyDex shall notify Company promptly if it becomes aware of any material facts or circumstances occurring after the Effective Date which it has reason to believe would have made the aforementioned representations and warranties untrue had they been given after the Effective Date.

9.3 Disclaimer. The warranties set forth in this Section 9 above are provided in lieu of, and each party hereby disclaims, all other warranties, express and implied, relating to the subject matter of this Agreement, Captisol, the Licensed Patents, the Captisol Data Package, the Compounds, the Licensed Products, the Captisol Improvements, any Study Data or Results provided hereunder and/or any toxicology and/or scientific data provided hereunder including but not limited to the implied warranties of merchantability and fitness for a particular purpose, title and non-infringement of third party rights. Each party’s warranties under this Agreement are solely for the benefit of the other party and may be asserted only by the other party and not by any Affiliate, Sublicensee or any customer of the other party, its Affiliates or Sublicensees. Each party, its Affiliates and Sublicensees shall be solely responsible for all representations and warranties that it, its Affiliates or Sublicensees make to any customer of such party, its Affiliates or Sublicensees.

10. INDEMNIFICATION.

10.1 By CyDex. CyDex shall defend, indemnify and hold Company and its Affiliates and Sublicensees, and each of their respective directors, officers, agents and employees (collectively, the “Company Indemnitees”), harmless from and against any and all losses, judgments, damages, liabilities, settlements, penalties, fines, costs and expenses of attorneys and other professionals) (collectively, “Losses”) incurred by the Company Indemnitees as a result of any claim, demand, action or other proceeding (each, a “Claim”) by a Third Party, to the extent such Losses arise out of (i) CyDex’s breach of this Agreement or the Supply Agreement, including without limitation any of its representations and warranties set forth herein or therein; (ii) the research, development, manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale of Captisol by CyDex, its Affiliates, distributors, licensees or agents (for clarity, such terms shall not include Company in any event); (iii) [***] (iv) interactions and communications by CyDex, its Affiliates, manufacturers, distributors or agents with governmental authorities, physicians or other Third Parties relating to Captisol, including the Captisol Data Package; (v) use or reliance by CyDex upon the Captisol Improvements, any Study data or results provided to CyDex pursuant to Section 6.2(d) and/or any toxicology and/or scientific data provided to CyDex pursuant to Section 6.4; (vi) the supply, sale, distribution or, consumption of any defective Captisol and any recall resulting therefrom (whether or not rejected by Company under the Supply Agreement); (vii) any enforcement action by a regulatory authority relating to Captisol; or (viii) the grossly negligent or willful misconduct of CyDex or its Affiliates or any of their respective distributors, officers, directors, employees or agents; all except to the extent that such Losses are primarily caused by a Company Indemnitee’s gross negligence or willful misconduct.

10.2 By Company. Company shall defend, indemnify and hold CyDex and its Affiliates, and each of their respective directors, officers, agents and employees (collectively, the “CyDex Indemnitees”), harmless from and against any and all Losses incurred by the CyDex Indemnitees as a result of any Claim by a Third Party, to the extent such Losses arise out of: (i) Company’s breach of this Agreement or the Supply Agreement, including without limitation any of its representations and warranties herein or therein; (ii) any Study conducted by or on behalf of Company (whether before or after the Effective Date); (iii) the research, development, manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale of Licensed Products by Company, its Affiliates, Sublicensees, Contract Manufacturers, distributors or agents (for clarity, such terms shall not include CyDex in any event); (iv) infringement of a Third Party’s intellectual property rights in the making, having made (other than by CyDex or its designee), using, selling, offering for sale and importing of Licensed Products (other than intellectual property rights claiming Captisol per se or its manufacture or use); (v) interactions and communications by Company, its Affiliates, Sublicensees, distributors or agents with governmental authorities, physicians or other Third Parties relating to Licensed Products; or (vi) the grossly negligent or willful misconduct of Company or its Affiliates, Sublicensees, Contract Manufacturers, distributors or agents or any of their respective officers, directors, managers, employees or agents; all except to the extent that such Losses are primarily caused by a CyDex Indemnitee’s gross negligence or willful misconduct.

10.3 Expenses. As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this Section 10 shall also be reimbursed by the Indemnifying Party.

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10.4 Procedure. The party intending to claim indemnification under this Section 10 (an “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall assume the defense thereof whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnified Party, unless Indemnifying Party does not assume the defense, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim. Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

Regardless of who controls the defense, the other party hereto shall reasonably cooperate in the defense as may be requested. Without limitation, the Indemnified Party, and its directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

11. LIMITATION OF LIABILITY.

EXCEPT FOR DAMAGES FOR WHICH A PARTY IS RESPONSIBLE PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 OR AS OTHERWISE EXPRESSLY STATED HEREIN (E.G., VIA AN EXPRESS REFERENCE TO “INCIDENTAL” COSTS), EACH PARTY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR AND SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, INTERRUPTIONS OF BUSINESS OR OTHER DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCTS, THE LICENSED PATENTS OR CAPTISOL DATA PACKAGE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUBJECT TO THE FOREGOING, EACH PARTY SHALL BE ENTITLED TO ALL REMEDIES AVAILABLE TO IT IN CONTRACT LAW OR IN EQUITY (OTHER THAN REMEDIES IN EQUITY WHICH REQUIRE THE PAYMENT OF MONEY). EXCEPT WITH RESPECT TO THE INDEMNIFICATION SPECIFICALLY PROVIDED IN SECTION 10, A PARTY’S RECALL OBLIGATIONS UNDER SECTION 3.9 OF THE SUPPLY AGREEMENT, A BREACH OF SECTION 2.7 OR CLAIMS FOR NON-PAYMENT OF MILESTONES OR ROYALTIES DUE HEREUNDER, IN NO EVENT SHALL A PARTY’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CYDEX PURSUANT TO SECTION 4 OF THIS AGREEMENT DURING THE 12 MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO LIABILITY. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF

OR RELATED TO THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN TWO YEARS AFTER SUCH PARTY HAS KNOWLEDGE OF THE OCCURRENCE THAT GAVE RISE TO THE CAUSE OF ACTION OR AFTER EXPIRATION OF THE APPLICABLE STATUTORY LIMITATIONS PERIOD, WHICHEVER IS SOONER.

12. MANAGEMENT OF INTELLECTUAL PROPERTY.

12.1 Ownership.

(a) Existing and Acquired Rights. Each party shall maintain its ownership and other rights with respect to intellectual property owned or controlled by such party before the Effective Date. Each party shall own any intellectual property acquired by such party outside of this Agreement after the Effective Date.

(b) New Rights. The ownership of discoveries, inventions, improvements and other technology, whether or not patentable, made by Company’s and/or CyDex’s personnel and related to the subject matter of this Agreement (but expressly excluding Company IP) (“New Rights”) shall be determined in accordance with US patent law and state intellectual-property law, as applicable.

(c) Company IP. Notwithstanding anything to the contrary in this Agreement, any technology or improvement, whether or not patentable, that claims the Compound or the Compound with Captisol (but excluding any claims to Captisol alone), shall be owned solely by Company (collectively, “Company IP”). If such Company IP was developed under the Agreement solely by or jointly with CyDex, its Affiliates, or their employees or contractors, CyDex hereby assigns and will assign and cause such Affiliates, employees or contractors to assign all rights in such Company IP to Company or its designated Affiliate.

12.2 Prosecution and Maintenance.

(a) Existing Rights (Licensed Patents). During the Term CyDex shall use commercially reasonable efforts to prosecute and maintain, at its sole cost and expense, the Licensed Patents. CyDex shall have the sole right to control the prosecution and maintenance of patent applications and the selection of countries where patent applications are filed related to the Licensed Patents, subject to the following sentence. In the event that CyDex decides not to prosecute and maintain the Licensed Patents in a country in the Territory, CyDex shall provide not less than 30 days’ prior written notice of such decision to Company, and Company shall have the right, but not the obligation, to take over such prosecution and maintenance in such country on CyDex’s behalf at Company’s sole and unreimbursable expense. Each party shall reasonably cooperate with the prosecuting party in connection with its prosecution and maintenance activities at the prosecuting party’s request and expense, including by making scientists and scientific records reasonably available to the prosecuting party.

(b) New Rights. The parties shall cooperate to take whatever, if any, action they mutually agree upon in writing and in their respective discretion to prosecute patent applications and maintain patents covering rights which are jointly owned in accordance with Section 12.1(b). Such agreement shall include actions to be taken by each party and the allocation of expenses related to such action. Neither party shall seek patent protection covering such rights without such agreement.

(c) For the avoidance of doubt, subject to Sections 12.2(a) and (b) each party shall be solely responsible for all decisions and actions pertaining to the prosecution and maintenance of patents owned solely by such party.

12.3 Infringement by Third Parties.

(a) Each party shall promptly notify the other party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Patents in the Field and in the Territory (“Third Party Infringement”) of which it becomes aware.

(b) Existing Rights. CyDex shall have the initial right (but not the obligation), at its own expense, to initiate and control any action to enforce the Licensed Patents against any Third Party Infringement and may name Company as a party plaintiff solely to the extent required to maintain standing, providing CyDex shall reimburse Company for any such costs incurred by Company therefor. If CyDex does not obtain agreement from the alleged infringer to desist or fails to initiate an infringement action within: (i) 60 days following receipt of notice of the alleged infringement (120 days if CyDex is in active negotiations with such infringer), or (ii) 30 days before the expiration date for filing such actions, whichever comes first, Company shall have the right, at its sole discretion, to initiate and control an action to enforce the Licensed Patents against such Third Party Infringement at its sole expense and may name CyDex as a party plaintiff solely to the extent required to maintain standing; provided, however, Company shall reimburse CyDex for any costs incurred by CyDex therefor, provided, further, Company shall not enforce any Licensed Patents to the extent such Third Party Infringement is unrelated to the development, filing for regulatory approval for, manufacture, offer for sale, sale, import or use of a Competing Product. Before commencing an action, the party bringing such action (the “Enforcing Party”) shall consult with the other party and give consideration to the other party’s recommendations regarding the proposed action. The Enforcing Party shall give the other party timely notice of any proposed settlement of any such action instituted by the Enforcing Party and shall not, without the prior written consent of the other party, enter into any settlement. Notwithstanding the foregoing, if CyDex is the Enforcing Party and such Third Party Infringement is unrelated to a Competing Product or Company is the Enforcing Party (and thus by default such Third Party Infringement is related to a Competing Product), then in either such case the Enforcing Party shall not be required to obtain the other party’s prior written consent to settle an action so long as such settlement does not: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patents, (ii) give rise to liability of the other party or its Affiliates, (iii) admit non-infringement of any Licensed Patents, or (iv) otherwise impair the other party’s rights in any Licensed Patents or under this Agreement. Any recoveries resulting from an action relating to a claim of Third Party Infringement of the Licensed Patents (including any recoveries resulting from settlement) shall first be applied against payment of each party’s costs and expenses incurred in connection therewith. If CyDex was the Enforcing Party, then any remaining recoveries shall be retained by CyDex, provided that if such Third Party Infringement is related to the development, filing for regulatory approval for, manufacture, offer for sale, sale, import or use of a Competing Product, then any remaining recoveries shall be split such that CyDex retains [***] and Company retains [***] of such remainder. If Company was the Enforcing Party, then any remaining recoveries shall be retained solely by Company but shall be treated as Net Sales for purposes of determining royalties under Section 4.1(c).

(c) New Rights. The parties shall cooperate to take whatever, if any, action they mutually agree upon in writing and in their respective discretion against the alleged infringer of New

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Rights which are jointly owned in accordance with Section 12.1(b). Such agreement shall include actions to be taken by each party and the allocation of expenses and recoveries related to such action. Neither party shall take any such action against the alleged infringer without the written consent of the other party.

(d) For the avoidance of doubt, subject to Sections 12.3(a), (b) and (c), each party shall be solely responsible for all decisions and actions pertaining to the enforcement of patents owned solely by such party.

13. TERM AND TERMINATION.

13.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect thereafter on a country-by-country basis until the later of (i) the fifth anniversary of the First Commercial Sale of a Licensed Product in the Territory (and irrespective of whether such First Commercial Sale occurred in the applicable country or another country in the Territory) or (ii) the date that there no longer exists any Valid Claim in the applicable country.

13.2 Termination by Company for Convenience.

(a) Company may terminate this Agreement, in its entirety, for convenience at its election, upon 90 days’ prior express written notice to CyDex. If the Agreement is terminated by Company pursuant to this Section 13.2(a), within 30 days after such termination, Company shall pay to CyDex all payments owing at the date of termination.

(b) Company may terminate this Agreement, solely with respect to any country(ies) in the Territory in which Generic Captisol is being manufactured or sold on a commercial basis, at its election, upon [***] prior express written notice to CyDex. If the Agreement is terminated by Company with respect to any such country(ies) pursuant to this Section 13.2(b), within 30 days after such termination, Company shall pay to CyDex all royalty payments owing at the date of termination with respect to prior Net Sales in such country.

13.3 Termination for Breach. If either party should violate or fail to perform any material term or covenant of this Agreement, then the other party may give written notice of such default to such party. If such party should fail to cure such default within 60 days (or 10 days with respect to any payment obligation) after such notice, the other party shall have the right to terminate this Agreement by a second written notice (a “Notice of Termination”) to such party. If Notice of Termination is sent to such party, this Agreement shall automatically terminate on the effective date of such notice. In the event of a material breach by CyDex, if CyDex fails to cure such default within the applicable cure period under this Section 13.3 Company may elect to either (i) terminate this Agreement in accordance with the provisions set forth in this Section 13.3 or (ii) without limiting any other legal or equitable remedies that Company may have, continue this Agreement in full force and effect, but with the milestones and royalties otherwise due hereunder to be reduced by an amount to be mutually agreed upon by the parties.

13.4 Termination for Bankruptcy. Either party may terminate this Agreement immediately upon written notice to the other party in the event that the other party has a petition in bankruptcy filed against it that is not dismissed within 60 days of such filing, files a petition in bankruptcy, or makes an assignment for the benefit of creditors.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

13.5 Termination of the Supply Agreement. If the Supply Agreement is terminated by CyDex pursuant to Section 13.2 thereof for Company’s material breach of the Supply Agreement, then CyDex shall have the right to terminate this Agreement upon written notice to Company. If the Supply Agreement is terminated in accordance with its terms (except for by CyDex for Company’s material breach), Company shall have the right to terminate this Agreement upon written notice to CyDex.

13.6 Effect of Termination.

(a) Following the termination by Company under Section 13.2 or by CyDex for Company’s breach under Section 13.3, all rights granted to Company herein shall immediately terminate and each party shall promptly return all relevant records and materials in its possession or control containing the other party’s Confidential Information with respect to which the former party does not retain rights hereunder; provided, however, that each party may retain one archival copy of such records and materials solely to be able to monitor its obligations that survive under this Agreement.

(b) Upon the natural expiration of the Term as to a country, the licenses granted in Section 2.1 shall become perpetual, fully paid-up and royalty-free as to such country.

(c) Upon any early termination of this Agreement and until the first anniversary of such early termination, Company shall have the right to sell its remaining inventory of Licensed Products so long as Company has fully paid, and continues to fully pay when due, any and all payments owed to CyDex, and provides royalty reports as called for hereunder, and Company otherwise is not in continuing material breach of this Agreement.

13.7 Survival. Notwithstanding any other provisions of this Agreement, any liability or obligation of either party to the other for acts or omissions before the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement. Such termination or expiration shall not relieve either party from obligations that are expressly indicated or obviously intended to survive termination or expiration of this Agreement, nor shall any termination or expiration of this Agreement relieve Company of its obligation to pay CyDex, subject to the terms herein, (i) royalties for all Licensed Products sold by Company, its Affiliates or Sublicensees before the effective date of such expiration or termination (or pursuant to Section 13.6(c)), or (ii) sums due in respect of Captisol shipped before termination or expiration of this Agreement. Sections 2.2 (Grant of License from Company to CyDex), 4.2 (Taxes), 4.3 (Late Payments), 5 (Records; Reports; Audit), 6.2(d) (Reporting and Study Data), 6.4 (Access to Company’s Data), 7.3 (Adverse Event Reporting), 8 (Confidentiality), 9.3 (Disclaimer), 10 (Indemnification), 11 (Limitation of Liability), 12 (Management of Intellectual Property), 13 (Term and Termination), and 14 (General Provisions) shall survive termination or expiration of this Agreement.

14. GENERAL PROVISIONS.

14.1 Relationship of Parties. Each of the parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall have the right to, and each party agrees not to purport to, incur any debts or make any commitments or contracts for the other. During the Term of this Agreement and for a period of one year thereafter, Company shall not solicit, induce, encourage or attempt to induce or encourage any employee of CyDex to terminate his or her employment with CyDex or to breach any other obligation to CyDex; provided, that this sentence is not meant to encompass general solicitations such as may be found in newspaper advertisements and the like.

14.2 Compliance with Law. Company agrees that use of the Licensed Patents, Captisol and Captisol Data Package by it and its Affiliates and Sublicensees, and the manufacture, handling, marketing, sale, distribution and use of Licensed Products, shall comply with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, import/export restrictions, laws, rules and regulations governing use and patent, copyright and trade secret protection. CyDex agrees that its manufacture, handling, marketing, sale, distribution and use of Captisol hereunder shall comply with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, import/export restrictions, laws, rules and regulations governing use and patent, copyright and trade secret protection.

14.3 Arbitration.

(a) Procedure. Any and all disputes or controversies arising out of or relating to this Agreement shall be exclusively and finally resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, in San Diego, California. The arbitration shall be conducted by an arbitrator reasonably knowledgeable about the pharmaceutical industry and acceptable to CyDex and Company. If CyDex and Company cannot agree on a single arbitrator within 30 days after a demand for arbitration has been made, CyDex shall appoint an arbitrator, Company shall appoint an arbitrator, the two (2) arbitrators shall appoint a third arbitrator, and the three arbitrators shall hear and decide the issue in controversy. If either party fails to appoint an arbitrator within 45 days after service of the demand for arbitration, then the arbitrator appointed by the other party shall arbitrate any controversy in accordance with this Section 14.3(a). Except as to the selection of arbitrators, the arbitration proceedings shall be conducted promptly and in accordance with the rules of the American Arbitration Association then in effect. The expenses of any arbitration, including the reasonable attorney fees of the prevailing party, shall be borne by the party deemed to be at fault or on a pro-rata basis should the arbitration conclude in a finding of mutual fault.

(b) Confidentiality of Proceedings. All arbitration proceedings hereunder shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each party’s Confidential Information. Except as required by law, no party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other party.

(c) Interim Equitable Relief. Each party shall, in addition to all other remedies accorded by law (or in equity) and permitted by this Agreement, be entitled to equitable relief (including but not limited to interim injunctive relief) in any court having jurisdiction to protect its interests. Neither party shall commence any court proceeding or action against the other to resolve any dispute, except (i) to enforce an arbitral award rendered pursuant to this Section 14.3, or (ii) for such interim injunctive relief.

(d) Binding Effect. The provisions of this Section 14.3 shall survive any expiration or termination of this Agreement, and shall be severable and binding on the parties hereto,

notwithstanding that any other provision of this Agreement may be held or declared to be invalid, illegal or unenforceable.

14.4 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear all costs and expenses associated with the performance of such party’s obligations under this Agreement.

14.5 Further Assurances. The parties hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

14.6 Force Majeure. Neither party shall be liable for failure to perform, or delay in the performance of, its obligations under this Agreement (other than payment obligations) when such failure or delay is caused by an event of force majeure. For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected party and not reasonably preventable using industry standard practices, including but not limited to, war, insurrection, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, sabotage, accident, embargo, act of governmental authority, compliance with governmental order on national defense requirements, or inability due to general industry wide shortages to obtain fuel, power, raw materials, labor or transportation facilities. If, due to any event of force majeure, either party shall be unable to fulfill its obligations under this Agreement (other than payment obligations), the affected party shall immediately notify the other party of such inability and of the period during which such inability is expected to continue, shall use commercially reasonable efforts to cure and remedy such non-performance and the time for performance shall be extended for a number of days equal to the duration of the force majeure, and the parties shall meet promptly to determine an equitable solution to the effects of such event. If any event of force majeure continues in effect for a period of 90 days or more, the party who is not claiming excuse from performance under such force majeure may terminate this Agreement by giving not less than 30 days’ notice to the other party on a country-by-country basis.

14.7 Notices. Any notice, request, or communication under this Agreement shall be effective only if it is in writing and personally delivered; sent by certified mail, postage pre-paid; or sent by nationally recognized overnight courier with signature required, addressed to the parties at the addresses stated below or such other persons and/or addresses as shall be furnished in writing by any party in accordance with this Section 14.7. Unless otherwise provided, all notices shall be sent:

If to CyDex, to: CyDex Pharmaceuticals, Inc. c/o Ligand Pharmaceuticals Incorporated 11119 North Torrey Pines Road, Suite 200 La Jolla, CA 92037 Attention: President	If to Company, to: MEI Pharma, Inc. 11975 El Camino Real, Suite 101 San Diego, CA 92130 Attention: Chief Executive Officer

With a copy to: Ligand Pharmaceuticals Incorporated 11119 North Torrey Pines Road, Suite 200 La Jolla, CA 92037 Attention: General Counsel

If sent by overnight courier, the next business day after the date of deposit with such courier shall be deemed to be the date on which such notice, request or communication was given. If sent by certified mail, the third business day after the date of mailing shall be deemed the date on which such notice, request or communication was given.

14.8 Use of Name. Neither party shall have any right, express or implied, to use in any manner the name or other designation of the other party or any other trade name or trademark of the other party for any purpose, except as may be required by applicable law or regulation or with the written approval of the other party, such approval not to be unreasonably withheld.

14.9 Public Announcements. No party shall use the name, trademark, trade name or logo of the other party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other party, such permission not to be unreasonably withheld, except as may be required by law or required by the rules of an applicable US national securities exchange or as permitted by Section 14.8. The parties agree that a party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in (i) securities filings with the SEC (or equivalent foreign agency), or taxing authorities, to the extent required by law after complying with the procedure set forth in this Section 14.9, or (ii) under conditions of confidentiality/nonuse in connection with investment and similar corporate transactions.

14.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to any conflicts of law principles that require the application of the law of a different state).

14.11 Entire Agreement; Amendment. This Agreement and the Supply Agreement and all Exhibits attached hereto or thereto contain the entire agreement of the parties relating to the subject matter hereof and thereof and supersede any and all prior or contemporaneous agreements, written or oral, between CyDex and Company relating to the subject matter hereof and thereof, including without limitation the Limited Clinical Use Agreement between the parties dated November 11, 2010, as amended October 4, 2011. Without limiting the foregoing, CyDex hereby acknowledges and agrees that Company owes no further payments under such prior agreements and to the extent there are any invoices that have yet to be paid or issued under such prior agreements, CyDex hereby releases Company and waives its rights to any such payments or amounts owed. Subject to the foregoing, neither party shall be relieved from any liability for any past breach of any such prior written agreements, for any strict liability claims or tort claims or from any indemnification obligation thereunder. In addition, any confidential information which was disclosed under such prior agreements shall remain confidential and shall be subject to the nondisclosure and nonuse provisions set forth in Section 8 of this Agreement. This Agreement may not be amended unless agreed to in writing by both parties.

14.12 Binding Effect. This Agreement shall be binding upon, and the rights and obligations hereof shall apply to CyDex and Company and any successor(s) and permitted assigns. The name of a party appearing herein shall be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

14.13 Waiver. The rights of either party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such rights shall not be deemed to be a waiver of any one or more of the others. No waiver of any breach of a term, provision or condition of this Agreement shall be deemed to have been made by either party unless such waiver is addressed in writing and signed by an authorized representative of that party. The failure of either party to insist upon the strict performance of any of the terms, provisions or conditions of this Agreement, or to exercise any option contained in this Agreement, shall not be construed as a waiver or relinquishment for the future of any such term, provision, condition or option or the waiver or relinquishment of any other term, provision, condition or option.

14.14 Severability. If any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be not affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision). Subject to Section 13.1, this Agreement shall not be terminated or invalidated by any future determination that any or all of the Licensed Patents have expired or been invalidated.

14.15 Assignment. Neither party may assign its rights or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any Third Party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign in whole or in part its rights and/or delegate in whole or in part its obligations under this Agreement to an Affiliate or to any Third Party successors (including with respect to Company, Third Party successors to one or more Licensed Products), whether by way of merger, sale of assets to which this Agreement relates, sale of stock or otherwise, without prior written consent. As a condition to any permitted assignment hereunder, the assignee must expressly assume (for the express benefit of the party hereto which is not the assignor) the performance of the terms and obligations of this Agreement by such assignee. Furthermore, notwithstanding anything to the contrary herein, CyDex shall not (i) assign any of the Licensed Patents to an Affiliate or Third Party without assigning this Agreement in its entirety to such Third Party and (ii) assign this Agreement to any Affiliate or Third Party without assigning the Licensed Patents. Any assignment not in accordance with this Section 14.15 shall be void.

14.16 Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Section 10 hereof, and subject to Pfizer’s rights under Section 8.5 hereof, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees. The enforcement of any obligation of CyDex under this Agreement shall only be pursued by Company or a Company Indemnitee, and not Sublicensees (unless otherwise a Company Indemnitee).

14.17 Remedies Cumulative; Right of Set-Off. Except as provided in Section 11, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity. Notwithstanding anything to the contrary in this Agreement, Company shall not have a right to set-off any royalties, milestones or other amount due to CyDex under this Agreement and/or the Supply Agreement against any damages incurred by Company for a breach by CyDex of this Agreement and/or the Supply Agreement.

14.18 Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any party because that party or its attorney drafted the provision.

14.19 Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.20 Construction. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import.

14.21 Counterparts. This Agreement may be executed in counterparts (facsimile and electronic transmission included), each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this License Agreement as of the Effective Date.

CYDEX PHARMACEUTICALS, INC.

By:	/s/ Charles Berkman
Name:	Charles Berkman
Title:	VP and Secretry

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Name:	Daniel P. Gold
Title:	President & Chief Executive Officer

EXHIBIT A

LICENSED CAPTISOL PATENTS

PATENT FAMILY 2: CIP of 5,134,127 – “Derivatives of Cyclodextrins Exhibiting Enhanced Aqueous Solubility and the Use Thereof”

Country	Filing Date	Serial No.	Patent No.	Expiration Date
PCT	07/26/93	PCT/US93/06880	WO94/02518
Australia	07/26/93	47799/93	672814	07/26/13
EPO	07/26/93	93918302.6	620828	07/26/13
Austria	07/26/93	93918302.6	E 217325	07/26/13
Belgium	07/26/93	93918302.6	620828	07/26/13
Denmark	07/26/03	93918302.6	620828	07/31/13
Djibouti	05/08/02	93918302.6	620828	05/08/22
France	07/26/93	93918302.6	620828	07/31/13
Germany	07/26/93	69331900	69331900	07/31/13
Great Britain (UK)	05/17/02	93918302.6	620828	07/26/13
Greece	07/26/93	93918302.6	3040489	07/26/13
Ireland	07/26/03	93918302.6	620828	07/31/13
Italy	07/26/03	93918302.6	620828	07/26/13
Luxembourg	07/26/03	93918302.6	620828	07/26/13
Monaco	07/26/03	93918302.6	620828	07/26/13
Netherlands	07/26/03	93918302.6	620828	07/26/13
Portugal	07/26/93	93918302.6	620828	07/26/13
Spain	07/26/93	93918302.6	620828	07/26/13
Sweden	07/26/93	93918302.6	620828	07/26/13
Switzerland	07/26/93	93918302.6	620828	07/26/13
Korea	03/23/94	94-700951	279111	07/26/13
Canada	07/26/93	2,119,154	2,119,154	07/26/13
Japan	07/26/93	6-504678	3393253	07/26/13
Russia	07/26/93	94028890/04	2113442	07/26/13
Georgia	03/17/95	691/01-95	1649	07/26/13
Armenia	07/26/93	96237	822	07/22/13
Kyrgyzstan	08/09/96	960481.1	333	05/10/16
Moldova	08/08/96	960306/PCT	1813	07/26/13
Tajikistan	07/26/93	96000377	275	07/26/13
Turkmenistan	08/08/96	393	430	07/26/13
Uzbekistan	09/15/94	IHAP9400808.2	5799	04/28/19

PATENT FAMILY 3: “Solid Pharmaceutical Formulations Containing A Physical Mixture of Sulfoalkyl Ether Cyclodextrin and a Therapeutic Agent”

Country	Serial No.	Filing Date	Patent No.	Expiration Date
United States	08/851,006	5/5/1997	5874418	5/5/2017
Australia	71535/98	4/20/1998	729671	4/20/2018
Austria	98918648.1	4/20/1998	980262	4/20/2018
Belgium	98918648.1	4/20/1998	980262	4/20/2018
Canada	2,289,202	4/20/1998	2289202	4/20/2018
European Union	98918648.1	4/20/1998	980262	4/20/2018
France	98918648.1	4/20/1998	980262	4/20/2018
Germany	980262	4/20/1998	69812343.3-08	4/20/2018
Greece	302627	4/20/1998	980262	4/20/2018
Italy	21811BE/2003	4/20/1998	980262	4/20/2018
Japan	548136/98	4/20/1998	3,745,382	4/20/2018
Korea	10-1999-7010182	4/20/1998	378031	4/20/2018
Luxembourg	98918648.1	4/20/1998	980262	4/20/2018
Netherlands	98918648.1	4/20/1998	980262	4/20/2018
Russian Federation	99125610	4/20/1998	2173172	4/20/2018
Spain	98918648.1	4/20/1998	980262	4/20/2018
Sweden	98918648.1	4/20/1998	980262	4/20/2018
Switzerland	98918648.1	4/20/1998	980262	4/20/2018
United Kingdom	98918648.1	4/20/1998	980262	4/20/2018

2

PATENT FAMILY 4 (CIP of US 5,874,418): “Sulfoalkyl Ether Cyclodextrin Based Controlled Release Solid Pharmaceutical Formulations”

Country	Serial No.	Filing Date	Patent No.	Expiration Date
United States	09/229,513	1/13/1999	6046177	5/5/2017
Australia	25011/00	1/11/2000	758376	1/11/2020
Austria	903234.3	1/11/2000	1140960	1/11/2020
Belgium	903234.3	1/11/2000	1140960	1/11/2020
Canada	2,360,236	1/11/2000	2360236	1/11/2020
China	802747.1	1/11/2000	ZL 00802747.1	1/11/2020
European Union	903234.3	1/11/2000	1140960	1/11/2020
France	903234.3	1/11/2000	1140960	1/11/2020
Germany	60036534.4-08	1/11/2000	1140960	1/11/2020
Greece	903234.3	1/11/2000	1140960	1/11/2020
Hong Kong	3101970.9	3/18/2003	HK1049797	1/11/2020
India	00241/MUMNP/2005	1/11/2000	211311	1/11/2020
Israel	143900	1/11/2000	143900	1/11/2020
Italy	903234.3	1/11/2000	1140960	1/11/2020
Korea	10-2005-7015530	1/11/2000	712941	1/11/2020
Mexico	PA/a/2001/007122	1/11/2000	221504	1/11/2020
Netherlands	903234.3	1/11/2000	1140960	1/11/2020
New Zealand	512692	1/11/2000	512692	1/11/2020
Portugal	903234.3	1/11/2000	1140960	1/11/2020
Russian Federation	2001119270	1/11/2000	2233176	1/11/2020
Spain	903234.3	1/11/2000	1140960	1/11/2020
Switzerland	903234.3	1/11/2000	1140960	1/11/2020
United Kingdom	903234.3	1/11/2000	1140960	1/11/2020

3

PATENT FAMILY 5: “Polar Drugs or Prodrug Compositions with Extended Shelf-life Storage and a Method of Making Thereof”

Country	Serial No.	Filing Date	Patent No.	Expiration Date
United States	09/096,747	6/12/1998	6133248	6/12/2018
Australia	80591/98	6/12/1998	750207	6/12/2018
Austria	98928901.2	6/12/1998	E253941	6/12/2018
Belgium	98928901.2	6/12/1998	986403	6/12/2018
European Union	98928901.2	6/12/1998	986403	6/12/2018
France	98928901.2	6/12/1998	986403	6/12/2018
Germany	69819721.6-08	6/12/1998	986403	6/12/2018
Italy	98928901.2	6/12/1998	986403	6/12/2018
Japan	502895/10	6/12/1998	4439596	6/12/2018
Netherlands	98928901.2	6/12/1998	986403	6/12/2018
Portugal	98928901.2	6/12/1998	986403	6/12/2018
Spain	98928901.2	6/12/1998	986403	6/12/2018
Sweden	98928901.2	6/12/1998	986403	6/12/2018
Switzerland	98928901.2	6/12/1998	986403	6/12/2018
United Kingdom	98928901.2	6/12/1998	986403	6/12/2018

PATENT FAMILY 9: “Capsules Containing Aqueous Fill Compositions Stabilized with Derivatized Cyclodextrin”

Country	Serial No.	Filing Date	Patent No.	Expiration Date
United States	11/076,072	9/12/2003	7,829,114	9/12/2023
Australia	275329/03	9/12/2003	2003275329	9/12/2023
China	3825141.8	9/12/2003	Zl03825141.8	9/12/2023
India	954/DELNP/2005	9/12/2003	233167	9/12/2023
Russian Federation	2005110945	9/12/2003	2359698	9/12/2023

4

PATENT FAMILY LICENSED FROM PFIZER: “Process for Making a Cyclodextrin”1

Country	Serial No.	Filing Date	Patent No.	Expiration Date
United States	09/106,983	6/29/1998	6153746	06/29/2018
Austria	98304785.3	6/17/1998	E323110	06/17/2018
Belgium	98304785.3	6/17/1998	889056	06/17/2018
Brazil	P19802331-4	7/1/1998	9802331-4	07/1/2018
Canada	2241774	6/29/1998	2241774	06/29/2018
Cyprus	98304785.3	6/17/1998	CY1104797	06/17/2018
European Union	98304785.3	6/17/1998	889056	06/17/2018
Finland	98304785.3	6/17/1998	889056	06/17/2018
France	98304785.3	6/17/1998	889056	06/17/2018
Germany	98304785.3	6/17/1998	69834154.6-08	06/17/2018
Great Britain	98304785.3	6/17/1998	889056	06/17/2018
Greece	98304785.3	6/17/1998	3057304	06/17/2018
Ireland	98304785.3	6/17/1998	889056	06/17/2018
Italy	98304785.3	6/17/1998	889056	06/17/2018
Japan	178831/98	6/25/1998	3272669	06/25/2018
Luxembourg	98304785.3	6/17/1998	889056	06/17/2018
Mexico	985383	7/1/1998	213259	07/1/2018
Netherlands	98304785.3	6/17/1998	889056	06/17/2018
Portugal	98304785.3	6/17/1998	889056	06/17/2018
Spain	98304785.3	6/17/1998	889056	06/17/2018
Sweden	98304785.3	6/17/1998	889056	06/17/2018
Switzerland	98304785.3	6/17/1998	889056	06/17/2018

[1]	Sublicense to this patent family is non-exclusive

5

PATENT FAMILY 15: “Sulfoalkyl Ether Cyclodextrin Compositions and Methods of Preparation Thereof.”

Country	Filing Date	Serial No.	Patent No.	Expiration Date
United States	4/23/2008	12/108,228	8,049,003	12/19/2026
United States	04/23/2008	12/363,719	7,629,331	10/26/2025
PCT	10/26/2005	PCT/US2005/038933
Australia	10/26/2005	2005337613
EPO	10/26/2005	05856927.8	1945228
Belgium	05/26/2008	5856927.8-1216
Denmark	05/26/2008	5856927.8-1216
Djibouti	05/26/2008	5856927.8-1216
France	05/26/2008	5856927.8-1216
Germany	05/26/2008	5856927.8-1216
Great Britain (UK)	05/26/2008	5856927.8-1216
Greece	05/26/2008	5856927.8-1216
Ireland	05/26/2008	5856927.8-1216
Italy	05/26/2008	5856927.8-1216
Luxembourg	05/26/2008	5856927.8-1216
EPO Divisional	04/05/2011	11161125.7
Brazil	04/28/2008	PI0520654-5
Canada	04/28/2008	2632211
China	06/26/2008	200580052421.8
Austria	04/29/2008	337613/05
India	04/25/2008	3462/DELNP/2008
Israel	04/27/2008	191081
Japan	10/26/2005	537669/08
Korea	05/26/2008	10-2008-7012541
Mexico	04/25/2008	MX/a/2008/005397
Russian Federation	05/23/2008	2008120659

6

PATENT FAMILY 20: “Sulfoalkyl Ether Cyclodextrin Compositions.”

Country	Filing Date	Serial No.	Patent No.	Expiration Date
United States	03/13/2009	12/404,174	7,635,773	03/13/2029
United States CON	11/5/2009	12/613,103
PCT	4/28/2009	PCT/US09/02572
Australia	4/28/2009	2009241858
EPO	01/20/2010	09739150.2
Austria	01/20/2010	application
Belgium	01/20/2010	application
France	01/20/2010	application
Germany	01/20/2010	application
Great Britain (UK)	01/20/2010	application
Greece	01/20/2010	application
Italy	01/20/2010	application
Luxembourg	01/20/2010	application
Netherlands	01/20/2010	application
Sweden	01/20/2010	application
Switzerland	01/20/2010	application
Canada	04/13/2010	2702603
China	07/10/2010	application
Japan	03/16/2010	application
Brazil	05/13/2010	application
Mexico	05/03/2010	application
Korea	4/28/2009	102107026534
Eurasia	04/01/2010	application
Turkmenistan	04/01/2010	application
Republic of Belarus	04/01/2010	application
Republic of Tajikistan	04/01/2010	application
Russia	04/01/2010	application
Azerbaijan Republic	04/01/2010	application
Republic of Kazakhstan	04/01/2010	application
Kyrgyzstan	04/01/2010	application
Republic of Armenia	04/01/2010	application
Republic of Moldova	04/01/2010	application

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PATENT FAMILY 13: “DPI Formulation Containing Sulfoalkyl Ether Cyclodextrin.”

Country	Filing Date	Serial No.	Patent No.	Expiration Date
PCT	04/22/2005	PCT/US05/14010
United States	10/19/2006	11/550,976
EPC

Designated States: Austria, Belgium, Bulgaria, Switzerland and Liechtenstein, Cyprus, Czech Republic, Germany, Denmark, Estonia, Spain, Finland, France, United Kingdom, Greece, Hungary, Ireland, Iceland, Italy, Lithuania, Luxembourg, Monaco, Netherlands, Poland, Portugal, Romania, Sweden, Slovakia, and Turkey

	10/17/2006	05743067.0-2112
Australia DIV	06/16/2010	202503/10
Brazil	10/23/2006	PI0510119-0
China	04/22/2005	200580021269
Israel	04/22/2005	178728
Japan	10/20/2006	509706/07
Korea	11/14/2006	10-2006-7023802
Mexico	10/23/2006	PA/a/2006/012240
New Zealand	11/23/2006	550593

8